Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 29, 2022, with respect to the combined financial statements of GE HealthCare (a carve-out business of General Electric Company), included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois

December 14, 2022